Exhibit 99.1

FOR IMMEDIATE RELEASE

November 10, 2011

THE WALT DISNEY COMPANY REPORTS

FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2011

•	EPS for the year increased 24% to a record $2.52 compared to $2.03 in the prior year

•	Net income for the year increased 21% to a record $4.8 billion

BURBANK, Calif. – The Walt Disney Company today reported earnings for its fiscal year and fourth quarter ended October 1, 2011. Diluted earnings per share (EPS) for the year increased 24% to $2.52 from $2.03 in the prior year. For the quarter, diluted EPS was $0.58 compared to $0.43 in the prior-year quarter.

“Fiscal 2011 was a great year financially and strategically, demonstrating the strength of our brands and businesses with record revenue, net income and earnings per share,” said Disney President and CEO Robert A. Iger. “We are confident the Company is well-positioned to deliver long-term value for our shareholders with our focus on quality content, compelling uses of technology and global asset growth.”

The following table summarizes the fourth quarter and full year results for fiscal 2011 and 2010 (in millions, except per share amounts):

	Year Ended			Quarter Ended
	October 1, 2011	October 2, 2010	Change	October 1, 2011	October 2, 2010	Change
Revenues	$40,893	$38,063	7%	$10,425	$9,742	7%
Segment operating income (1)	$8,825	$7,586	16%	$2,113	$1,717	23%
Net income (2)	$4,807	$3,963	21%	$1,087	$835	30%
Diluted EPS (2)	$2.52	$2.03	24%	$0.58	$0.43	35%
Cash provided by operations	$6,994	$6,578	6%	$2,104	$2,206	(5)%
Free cash flow (1)	$3,435	$4,468	(23)%	$1,106	$1,409	(22)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current year includes restructuring and impairment charges ($55 million) and gains on the sales of Miramax and BASS ($75 million). On an after-tax basis, these items collectively had a net adverse impact of $0.02 on EPS. EPS for the prior year included restructuring and impairment charges, gains on the sales of investments and businesses, and an accounting gain related to the acquisition of The Disney Store Japan, which collectively totaled $130 million on a pre-tax basis and had a net adverse impact of $0.04 on EPS. The gains mentioned above are recorded in “Other Income” in the Consolidated Statements of Income. Excluding these items, EPS for the year increased 23% to $2.54 from $2.07 in the prior year.

The current and prior-year quarter included $9 million and $58 million, respectively, of the restructuring and impairment charges referred to above. Excluding these charges, EPS for the quarter increased 31% to $0.59 from $0.45 in the prior-year quarter.

SEGMENT RESULTS

The following table summarizes the full year and fourth quarter segment operating results for fiscal 2011 and 2010 (in millions):

	Year Ended			Quarter Ended
	October 1, 2011	October 2, 2010	Change	October 1, 2011	October 2, 2010	Change
Revenues:
Media Networks	$18,714	$17,162	9%	$4,798	$4,414	9%
Parks and Resorts	11,797	10,761	10%	3,129	2,819	11%
Studio Entertainment	6,351	6,701	(5)%	1,459	1,591	(8)%
Consumer Products	3,049	2,678	14%	816	730	12%
Interactive Media	982	761	29%	223	188	19%

	$40,893	$38,063	7%	$10,425	$9,742	7%

Segment operating income (loss):
Media Networks	$6,146	$5,132	20%	$1,462	$1,217	20%
Parks and Resorts	1,553	1,318	18%	421	316	33%
Studio Entertainment	618	693	(11)%	117	104	13%
Consumer Products	816	677	21%	207	184	13%
Interactive Media	(308)	(234)	(32)%	(94)	(104)	10%

	$8,825	$7,586	16%	$2,113	$1,717	23%

Media Networks

Media Networks revenues for the year increased 9% to $18.7 billion and segment operating income increased 20% to $6.1 billion. For the quarter, revenues increased 9% to $4.8 billion and segment operating income increased 20% to $1.5 billion. The following table provides further detail of the Media Networks results (in millions):

	Year Ended			Quarter Ended
	October 1, 2011	October 2, 2010	Change	October 1, 2011	October 2, 2010	Change
Revenues:
Cable Networks	$12,877	$11,475	12%	$3,467	$3,129	11%
Broadcasting	5,837	5,687	3%	1,331	1,285	4%

	$18,714	$17,162	9%	$4,798	$4,414	9%

Segment operating income:
Cable Networks	$5,233	$4,473	17%	$1,261	$1,070	18%
Broadcasting	913	659	39%	201	147	37%

	$6,146	$5,132	20%	$1,462	$1,217	20%

Cable Networks

Operating income at Cable Networks increased $760 million to $5.2 billion for the year due to growth at ESPN and the worldwide Disney Channels and an increase in equity income. The increase at ESPN reflected higher advertising and affiliate revenue, partially offset by higher programming and production, labor and marketing costs. Higher advertising revenue was driven by higher rates while the increase in affiliate revenue reflected contractual rate increases. The programming and production cost increase was driven by the addition of college football programming including Bowl Championship Series games and contractual rate increases for NFL, college football, NASCAR and Major League Baseball programming. These increases were partially offset by the absence of programming costs for the FIFA World Cup which was broadcast in the prior year. Growth at the worldwide Disney Channels was driven by higher affiliate revenue due to higher contractual rates domestically and subscriber growth internationally, sales of Disney Channel programming and increased advertising revenues internationally. These increases were partially offset by higher programming and production costs due to more episodes of original programming. Increased equity income was driven by the absence of programming write-offs and higher advertising and affiliate revenues at A&E/Lifetime (AETN).

For the quarter, operating income at Cable Networks increased by $191 million to $1.3 billion due to growth at the worldwide Disney Channels, increased equity income and an improvement at ESPN. The increase at the worldwide Disney Channels was driven by sales of Disney Channel programming, higher affiliate revenue due to contractual rate increases domestically and advertising revenue growth internationally. The increase at ESPN reflected higher contractual rates for affiliate fees and, to a lesser extent, growth in advertising revenue, partially offset by an increase in programming and production, labor and marketing costs. Advertising revenue growth was driven by higher rates, partially offset by fewer units sold and lower ratings, in part reflecting the absence of the FIFA World Cup. Programming and production cost increases were driven by higher contractual rates for college football and NFL programming, partially offset by the absence of programming costs for the FIFA World Cup. Increased equity income reflected the absence of programming write-offs at AETN.

Broadcasting

Operating income at Broadcasting increased $254 million to $913 million for the year driven by lower programming and production costs at the ABC Television Network, higher advertising revenues at the Network and owned television stations, and higher affiliate fees, partially offset by a decrease in the cost charged to ESPN for programming aired on the Network. Decreased Network programming and production costs reflected a lower cost mix of programming in primetime due to a shift in hours from original scripted programming to reality programming, the shift of the Rose Bowl and BCS National Championship game to ESPN and lower news and daytime production costs. Higher Network advertising revenues reflected higher rates, partially offset by lower ratings.

For the quarter, operating income at Broadcasting increased $54 million to $201 million driven by lower programming and production costs and higher Network advertising revenues, partially offset by decreased political advertising at the owned television stations. Lower programming costs were driven by decreased write-offs. Higher Network advertising revenues were due to higher rates, improved news ratings and higher sports units sold, partially offset by lower primetime ratings.

Parks and Resorts

Parks and Resorts revenues for the year increased 10% to $11.8 billion and segment operating income increased 18% to $1.6 billion. For the quarter, revenues increased 11% to $3.1 billion and segment operating income increased 33% to $421 million.

Results for the year reflected increases at our domestic parks and resorts and at Hong Kong Disneyland Resort. These increases were partially offset by costs for our new Aulani hotel and vacation club resort in Hawaii, which opened during the quarter, and a decrease at Tokyo Disney Resort driven by the temporary closure of the resort following the March 2011 earthquake in Japan.

Higher operating income at our domestic parks and resorts was driven by increased guest spending and, to a lesser extent, attendance, partially offset by increased costs. Increased guest spending reflected higher average ticket prices, daily hotel room rates and food, beverage and merchandise spending. Increased costs reflected labor cost inflation, enhancement and expansion costs, including new guest offerings at Disney California Adventure, and investments in our systems infrastructure. Additionally, higher pension and post-retirement medical expenses contributed to increased costs.

Higher operating income at Hong Kong Disneyland Resort reflected higher attendance and guest spending which was driven by higher daily hotel room rates,

merchandise, food and beverage spending, and average ticket prices. Results at Disneyland Paris were comparable to the prior year as increased costs and the absence of a prior-year sale of real estate were largely offset by increased guest spending, attendance, and hotel occupancy. Increased costs at Disneyland Paris were driven by labor cost inflation, volume-related costs, new guest offerings and repairs and maintenance. Higher guest spending reflected higher daily hotel room rates, food, beverage and merchandise spending, and average ticket prices.

For the quarter, results reflected increases at our domestic parks and resorts, Disney Cruise Line, Hong Kong Disneyland Resort and Disneyland Paris, partially offset by costs for our new Aulani hotel and vacation club resort and lower vacation ownership sales at Disney Vacation Club.

Higher operating income at our domestic parks and resorts was driven by higher guest spending, partially offset by increased costs. Increased guest spending benefitted from higher average ticket prices, food, beverage and merchandise spending, and daily hotel room rates. Higher costs reflected labor cost inflation, increased support costs, higher pension and post-retirement medical expenses, and new guest offerings at Disney California Adventure. Higher operating income at Disney Cruise Line was due to increased passenger cruise ship days driven by the Disney Dream, partially offset by the related operating costs. The decrease at Disney Vacation Club was due to lower vacation ownership sales.

Higher operating income at Hong Kong Disneyland Resort was driven by higher attendance and increased guest spending, while the increase at Disneyland Paris reflected higher guest spending. Increased guest spending at Hong Kong Disneyland Resort was driven by higher average daily hotel room rates, merchandise, food and beverage spending and average ticket prices. At Disneyland Paris, the increase in guest spending reflected higher average ticket prices and daily hotel room rates.

Studio Entertainment

Studio Entertainment revenues for the year decreased 5% to $6.4 billion and segment operating income decreased 11% to $618 million. For the quarter, revenues decreased 8% to $1.5 billion and segment operating income increased 13% to $117 million.

Lower results for the year reflected decreased worldwide theatrical and home entertainment results and higher technology infrastructure spending, partially offset by lower film cost write-downs and a higher revenue share with the Consumer Products segment primarily due to the performance of Cars merchandise. Decreased theatrical results reflected the stronger overall performance of key prior-year titles, Toy Story 3, Alice in Wonderland, Iron Man 2 and Princess and the Frog compared to the current-year performance of Cars 2, Pirates of the Caribbean: On Stranger Tides, Tangled, Thor and Captain America. This decrease was partially offset by the poor performance of prior year summer releases, The Prince of Persia and Sorcerer’s Apprentice. Decreased home entertainment results reflected a change in the transfer pricing arrangement between Studio Entertainment and Media Networks for the distribution of Media Networks home entertainment product and lower domestic sales volume. These decreases were partially offset by higher unit sales and improved net effective pricing internationally which benefitted from a higher Blu-ray sales mix.

Improved results for the quarter were driven by lower film cost write-downs and improved domestic theatrical results, partially offset by decreased international theatrical and worldwide home entertainment results. In both domestic and international theatrical markets, Cars 2 did not perform in line with the strong prior-year performance of Toy Story 3. However, domestic theatrical results improved due to the better overall performance of The Lion King 3D and The Help in the current quarter, compared to The Sorcerer’s Apprentice, You Again and Step Up 3 in the prior-year quarter. Domestic theatrical results also benefitted from lower pre-release marketing expense. Decreased home entertainment results reflected lower overall sales volume domestically and decreased sales of catalog titles internationally.

Consumer Products

Consumer Products revenues for the year increased 14% to $3.0 billion and segment operating income increased 21% to $816 million. For the quarter, revenues increased 12% to $816 million and segment operating income increased 13% to $207 million.

The increase in segment operating income for the year and quarter was driven by higher Merchandise Licensing revenues reflecting the strong performance of Cars merchandise and higher revenue from Marvel properties. The increase in revenue from Marvel properties reflected the impact of acquisition accounting which reduced revenue recognition in the prior-year periods. These increases were partially offset by a higher revenue share with the Studio Entertainment segment primarily due to the performance of Cars merchandise. The increase in revenue from Marvel properties for the year also included an additional quarter of operations for Marvel which was acquired at the end of the first quarter of the prior year.

Additionally, results for the year reflected an improvement at the Disney Store North America driven by higher comparable store sales.

Interactive Media

Interactive Media revenues for the year increased 29% to $982 million and operating results decreased $74 million to a loss of $308 million. For the quarter, revenues increased 19% to $223 million and operating results improved $10 million to a loss of $94 million.

Lower segment operating results for the year were driven by the inclusion of a full period of operations for Playdom, which was acquired late in the fourth quarter of fiscal 2010, partially offset by an improvement at our console game business. Results for Playdom also included the adverse impact of acquisition accounting. The improvement at our console game business reflected higher unit sales and net effective pricing and lower product development costs. The increase in unit sales was driven by the performance of Lego Pirates of the Caribbean, Epic Mickey and Cars 2 in the current year compared to Toy Story 3 and Split Second in the prior year while the increase in net effective pricing reflected a mix shift from catalog titles to new releases. These increases were partially offset by the fees paid to the developer of Lego Pirates of the Caribbean.

For the quarter, improved operating results were primarily due to lower marketing expense and product development costs at our console games business, partially offset by a full-period of results for Playdom.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses increased $39 million to $459 million for the year and decreased $14 million to $124 million for the quarter. The increase for the year was primarily due to the timing of expenses and compensation related costs, while the decrease for the quarter was diven by timing of expenses.

Net Interest Expense

Net interest expense was as follows (in millions):

	Year Ended		Quarter Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Interest expense	$(435)	$(456)	$(111)	$(88)
Interest and investment income	92	47	34	1

Net interest expense	$(343)	$(409)	$(77)	$(87)

The decrease in interest expense for the year reflected lower effective interest rates, while the increase for the quarter was driven by higher average debt balances.

The increase in interest and investment income for the year was driven by gains on sales of investments. For the quarter, the increase in interest and investment income was driven by investment impairments recorded in the prior-year quarter.

Income Taxes

The effective income tax rate is as follows:

	Year Ended		Quarter Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Effective Income Tax Rate	34.6%	34.9%	34.3%	32.6%

The effective tax rate for the year was essentially flat as a charge related to the health care reform legislation in the prior year and a benefit from an increase in the domestic production deduction rate were largely offset by a decrease in favorable adjustments to prior-year tax matters. For the quarter, the increase in the effective tax rate was primarily due to a decrease in favorable adjustments to prior-year tax matters, partially offset by the benefit of an increase in the domestic production deduction rate.

Noncontrolling Interests

Net income attributable to noncontrolling interests for the year increased $101 million to $451 million and for the quarter increased $33 million to $164 million. These increases were both due to improved operating results at ESPN and Hong Kong Disneyland Resort. The net income attributable to noncontrolling interests is determined based on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	October 1, 2011	October 2, 2010	Change
Cash provided by operations	$6,994	$6,578	$416
Investments in parks, resorts and other property	(3,559)	(2,110)	(1,449)

Free cash flow (1)	$3,435	$4,468	$(1,033)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operating activities for fiscal 2011 increased 6% or $416 million to $7 billion as compared to fiscal 2010. The increase in cash provided by operations was driven by higher segment operating results, partially offset by higher contributions to our pension plans and higher income tax payments.

The increase in capital expenditures was primarily due to the final payment on our new cruise ship, theme park and resort expansions and other new guest offerings at Walt Disney World Resort and Hong Kong Disneyland Resort and the development of Shanghai Disney Resort.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	October 1, 2011	October 2, 2010
Media Networks
Cable Networks	$179	$132
Broadcasting	128	92

Total Media Networks	307	224

Parks and Resorts
Domestic	2,294	1,295
International	429	238

Total Parks and Resorts	2,723	1,533

Studio Entertainment	118	102
Consumer Products	115	97
Interactive Media	21	17
Corporate	275	137

Total investments in parks, resorts and other property	$3,559	$2,110

Depreciation expense was as follows (in millions):

	Year Ended
	October 1, 2011	October 2, 2010
Media Networks
Cable Networks	$134	$118
Broadcasting	95	95

Total Media Networks	229	213

Parks and Resorts
Domestic	842	807
International	323	332

Total Parks and Resorts	1,165	1,139

Studio Entertainment	53	56
Consumer Products	48	33
Interactive Media	16	19
Corporate	148	142

Total depreciation expense	$1,659	$1,602

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	October 1, 2011	October 2, 2010	Change
Current portion of borrowings	$3,055	$2,350	$705
Long-term borrowings	10,922	10,130	792

Total borrowings	13,977	12,480	1,497
Less: cash and cash equivalents	(3,185)	(2,722)	(463)

Net borrowings (1)	$10,792	$9,758	$1,034

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,311 million and $2,586 million attributable to our consolidated international theme parks as of October 1, 2011 and October 2, 2010, respectively. Cash and cash equivalents attributable to our consolidated international theme parks totaled $778 million and $657 million as of October 1, 2011 and October 2, 2010, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Year Ended			Quarter Ended
	October 1, 2011	October 2, 2010	Change	October 1, 2011	October 2, 2010	Change
Diluted EPS as reported	$2.52	$2.03	24%	$0.58	$0.43	35%
Exclude:
Restructuring and impairment charges (1)	—	0.09	nm	—	0.02	nm
Other income (2)	0.02	(0.05)	nm	—	—	nm

Diluted EPS excluding certain items (3)	$2.54	$2.07	23%	$0.59	$0.45	31%

(1)

Restructuring and impairment charges for the current quarter totaled $9 million primarily for radio FCC license impairments. Restructuring and impairment charges for the prior-year quarter totaled $58 million and were primarily for severance and related costs and write-offs related to the closure of a studio production facility.

Restructuring and impairment charges for the current year totaled $55 million and consisted of severance and facilities costs totaling $39 million, a $10 million impairment charge related to the sale of assets and $6 million for the radio FCC license impairment. The assets that were sold had tax basis significantly in excess of the book value, resulting in a $44 million tax benefit on the restructuring and impairment charges. Restructuring and impairment charges for the prior year totaled $270 million and were related to organizational and cost structure initiatives primarily at our Studio Entertainment and Media Networks segments. Impairment charges were $132 million and consisted of write-offs of capitalized costs primarily related to abandoned film projects and the closure of a studio production facility and the ESPN Zones. Restructuring charges were $138 million and primarily reflected severance costs.

(2)

Other income for the current year consists of gains on the sales of Miramax and BASS ($75 million). The tax effect on these gains exceeded the pretax benefit resulting in a $32 million net loss. Other income for the prior year consists of gains on the sales of our investments in television services in Europe ($75 million), an accounting gain related to the acquisition of the Disney Stores in Japan ($22 million), and a gain on the sale of the Power Rangers property ($43 million).

(3)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Year Ended		Quarter Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Segment operating income	$8,825	$7,586	$2,113	$1,717
Corporate and unallocated shared expenses	(459)	(420)	(124)	(138)
Restructuring and impairment charges	(55)	(270)	(9)	(58)
Other income	75	140	—	—
Net interest expense	(343)	(409)	(77)	(87)

Income before income taxes	8,043	6,627	1,903	1,434
Income taxes	(2,785)	(2,314)	(652)	(468)

Net income	$5,258	$4,313	$1,251	$966

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, November 10, 2011, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 24, 2011 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 2, 2010 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Year Ended		Quarter Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Revenues	$40,893	$38,063	$10,425	$9,742
Costs and expenses	(33,112)	(31,337)	(8,558)	(8,221)
Restructuring and impairment charges	(55)	(270)	(9)	(58)
Other income	75	140	—	—
Net interest expense	(343)	(409)	(77)	(87)
Equity in the income of investees	585	440	122	58

Income before income taxes	8,043	6,627	1,903	1,434
Income taxes	(2,785)	(2,314)	(652)	(468)

Net income	5,258	4,313	1,251	966
Less: Net income attributable to noncontrolling interests	(451)	(350)	(164)	(131)

Net income attributable to The Walt Disney Company (Disney)	$4,807	$3,963	$1,087	$835

Earnings per share attributable to Disney:
Diluted	$2.52	$2.03	$0.58	$0.43

Basic	$2.56	$2.07	$0.59	$0.44

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,909	1,948	1,864	1,941

Basic	1,878	1,915	1,840	1,909

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	October 1, 2011	October 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,185	$2,722
Receivables	6,182	5,784
Inventories	1,595	1,442
Television costs	674	678
Deferred income taxes	1,487	1,018
Other current assets	634	581

Total current assets	13,757	12,225
Film and television costs	4,357	4,773
Investments	2,435	2,513
Parks, resorts and other property, at cost
Attractions, buildings and equipment	35,515	32,875
Accumulated depreciation	(19,572)	(18,373)

	15,943	14,502
Projects in progress	2,625	2,180
Land	1,127	1,124

Total parks, resorts and other property, at cost	19,695	17,806
Intangible assets, net	5,121	5,081
Goodwill	24,145	24,100
Other assets	2,614	2,708

	$72,124	$69,206

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,362	$6,109
Current portion of borrowings	3,055	2,350
Unearned royalties and other advances	2,671	2,541

Total current liabilities	12,088	11,000
Borrowings	10,922	10,130
Deferred income taxes	2,866	2,630
Other long-term liabilities	6,795	6,104
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares, Issued – 2.7 billion shares	30,296	28,736
Retained earnings	38,375	34,327
Accumulated other comprehensive loss	(2,630)	(1,881)

	66,041	61,182
Treasury stock, at cost, 937.8 million shares at October 1, 2011 and 803.1 million shares at October 2, 2010	(28,656)	(23,663)

Total Disney Shareholders’ equity	37,385	37,519
Noncontrolling interests	2,068	1,823

Total equity	39,453	39,342

	$72,124	$69,206

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Year Ended
	October 1, 2011	October 2, 2010
OPERATING ACTIVITIES
Net income	$5,258	$4,313
Depreciation and amortization	1,841	1,713
Gains on dispositions	(75)	(118)
Deferred income taxes	127	133
Equity in the income of investees	(585)	(440)
Cash distributions received from equity investees	608	473
Net change in film and television costs	332	238
Equity-based compensation	423	391
Impairment charges	16	132
Other	188	9
Changes in operating assets and liabilities:
Receivables	(518)	(686)
Inventories	(199)	(127)
Other assets	(189)	42
Accounts payable and other accrued liabilities	(367)	649
Income taxes	134	(144)

Cash provided by operations	6,994	6,578

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,559)	(2,110)
Proceeds from dispositions	564	170
Acquisitions	(184)	(2,493)
Other	(107)	(90)

Cash used in investing activities	(3,286)	(4,523)

FINANCING ACTIVITIES
Commercial paper borrowings, net	393	1,190
Borrowings	2,350	—
Reduction of borrowings	(1,096)	(1,371)
Dividends	(756)	(653)
Repurchases of common stock	(4,993)	(2,669)
Proceeds from exercise of stock options	1,128	1,133
Other	(259)	(293)

Cash used in financing activities	(3,233)	(2,663)

Impact of exchange rates on cash and cash equivalents	(12)	(87)

Increase/(decrease) in cash and cash equivalents	463	(695)
Cash and cash equivalents, beginning of year	2,722	3,417

Cash and cash equivalents, end of year	$3,185	$2,722